Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. RAISES EARNINGS GUIDANCE FOR
FISCAL YEAR ENDING JULY, 2006

SUFFERN, NY - JANUARY 10, 2006 - Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today announced it is raising earnings guidance for its fiscal year ending July 29, 2006.

As a result of better than expected December sales and margin performance, the Company has raised its earnings guidance per diluted share for the full fiscal year ending July 29, 2006 to the range of $2.00 to $2.05 from its previous earnings guidance of $1.90 to $1.95 per diluted share.

This projection assumes total consolidated sales in the range of $1.265 billion to $1.270 billion and a consolidated comparable store sales increase in the 4% range for the remainder of the fiscal year. In addition, this projection includes an estimated dilution of $0.08 per share for the expensing of stock options; and an additional estimated dilution of $0.15 per share due to the net share settlement feature of the Company’s outstanding 2.50% Convertible Notes.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of December 31, 2005, the Company operated 786 dressbarn stores in 45 states and 510 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors as they relate to dressbarn’s operations that could cause actual results to differ materially from the information is readily available on our most recent report on Form 10-K for the year ending July 30, 2005 and Form 10-Q for the quarter ended October 29, 2005. Such factors as they relate to maurices include risks applicable to the retail apparel business in general and risks which may be applicable to maurices’ business. In addition, there are risks associated with the integration of two businesses.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600